Exhibit 10.19

SECOND AMENDMENT TO RETENTION AGREEMENT

with Raymond L. Arthur

This second amendment (this “Amendment”), effective as of September 12, 2005, by and between Toys “R” Us, Inc., a Delaware corporation, its affiliates, subsidiaries, divisions, successors and assigns (the “Company”), and Raymond L. Arthur (“Executive”), amends that certain Retention Agreement, dated as of November 1, 2004, by and between the Company and Executive, as amended February 11, 2005 (collectively, the “Retention Agreement”).

In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Retention Agreement as follows:

1. Section 7(g) of the Retention Agreement entitled “Obligation of the Company Upon Resignation of Executive Without Good Reason” is hereby deleted in its entirety and the following is substituted therefor:

“Obligation of the Company Upon Resignation of Executive Without Good Reason. (i) If Executive should resign his employment with the Company without Good Reason under Section 6(f) in circumstances where Section 7(g)(ii) does not apply and the Date of Termination occurs prior to November 1, 2006, Executive’s right to compensation hereunder shall cease as of the Date of Termination, except that Executive shall be entitled to receive any accrued but unpaid Annual Base Salary for services rendered to the Date of Termination. Any benefits to which Executive may otherwise be entitled upon his resignation pursuant to the plans, policies and arrangements referred to in Section 5(c) shall be paid in accordance with the terms of such plans, policies and arrangements.

(ii) If Executive should resign his employment with the Company without Good Reason under Section 6(f) (including the need to comply with the Mandatory Notice Period requirements of Section 6(g)) and the Date of Termination occurs on or after November 1, 2006 but in any event no later than January 31, 2007 (the “Designated Window”), then such resignation shall be deemed to be a resignation for Good Reason under Section 6(h), and Executive’s right to compensation shall be treated accordingly, as specified in Section 7(h). For purposes of this Section 7(g)(ii), the Date of Termination shall be deemed to occur during the Designated Window if the end of the Mandatory Notice Period would expire during the Designated Window, without regard to any earlier Date of Termination that may be specified by the Company pursuant to Section 6(j). For purposes of determining the severance due Executive pursuant to the second sentence of Section 7(h), Executive’s Annual Base Salary and target annual incentive shall be no less than his Annual Base Salary and target annual incentive in effect as of the date of this Amendment.”

2. Section 7(i) of the Retention Agreement (entitled “Expiration of Employment Period”) is hereby amended by deleting the provisions relating to a termination by the Company without Cause after the expiration of the Employment Period and before January 31, 2007 and, as such, Section 7(i) will end after the third sentence of such section.

3. The Company represents and warrants to Executive that (i) all corporate action required to be taken by the Company to fully authorize the execution, delivery and performance of this Amendment has been duly and effectively taken, (ii) the execution, delivery and performance of this Amendment does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which the Company is a party or by which it is bound, (iii) the officer signing this Amendment on behalf of the Company is duly authorized to do so and (iv) upon the execution and delivery of this Amendment by the parties, it shall be a valid and binding obligation by the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

4. As amended hereby, the Retention Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

TOYS “R” US, INC.

/S/ DEBORAH DERBY
By:	Deborah Derby
Title:	Executive Vice President– Human Resources

EXECUTIVE

/S/ RAYMOND L. ARTHUR
Raymond L. Arthur